RAVE
----

September 24, 1996

This document confirms that Scott Schreer and John Loeffler, through their companies, Not Just Jingles Inc. and John Leffler Music Inc., have a working agreement to share equally the costs and rental expenses related to renting the fifth floor of West 45th Street. The original lease was signed by both corporate entities in December 1987, and the spirit of this joint responsibility is still respected by both parties. This working agreement has been in place since the original lease was renegotiated on July 1, 1992. This 2nd lease ran from 7/1/92 to 5/31/97.


     /s/
John Loeffler - Pres. John Leffler Music Inc.


     /s/
Scott Schreer - Pres. Not Just Jingles Inc.